Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Golden Phoenix Minerals, Inc.
Sparks, Nevada

We consent to the use in this Registration Statement on Form S-1 of Golden Phoenix Minerals, Inc. of our report dated March 29, 2011, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audits of the financial statements for the years ended December 31, 2010 and 2009, which are included in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
July 1, 2011